Exhibit 99(d)(3)

SUPPLEMENTARY BENEFIT

POLICY SPLIT OPTION

This benefit is part of your policy. Should any provisions in your policy conflict with this benefit, the provisions of the benefit will prevail.

Effective Date. This benefit takes effect on the Policy Date.

Lives Insured. These are the persons whose lives are insured under your policy, as shown on page 3 of your policy.

Benefit. This benefit provides you with the option to evenly split your policy if one of the Contingent Events listed below occurs. The Face Amount and the Policy Value of your policy will be split into two separate policies, one on each of the Lives Insured. The Face Amount to be split will not include any Four Year Term Insurance amount in force under the policy.

No evidence of insurability will be required on either of the Lives Insured to exercise this option.

Contingent Events. You may exercise the option to split your policy if either of the following events occur:

(a)	a final divorce decree which ends the marriage of the Lives Insured.

(b)	a change in Federal estate tax law which results in either:

(1)	removal of the unlimited marital deduction provision; or

(2)	reduction of at least 50% in the level of estate taxes payable on death.

Exercising The Option. You are eligible to exercise the option on the date of the final divorce decree, or on the effective date of the change in tax law. Both Lives Insured must be alive on the date you exercise the option. We must receive your Written Request within 90 days after the date you become eligible.

Impact On Your Original Policy. To effect the split of your original policy, the following amounts will be divided and transferred equally to each new policy:

(a)	the value of your original policy’s Investment Accounts, Guaranteed Interest Account and Loan Account; and

(b)	any existing Policy Debt under your original policy.

If only one new policy becomes effective, the other half of the Policy Value as described in (a) above, minus one-half of any existing Policy Debt will be payable. We will deduct one-half of any surrender charge applicable under the original policy from the amount payable.

Your original policy will terminate on the date we transfer and/or pay the amounts as described above. Any assignment of your original policy will apply to each new policy.

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POLICY SPLIT OPTION

New Policy. Any new policy resulting from the split of your original policy will be subject to the following conditions:

(a)	it can be any variable life non-participating policy covering one insured, that is offered by us at the time you exercise the option;

(b)	it can include any of the Supplementary Benefits on your original policy, provided they are available on the new policy;

(c)	the face amount of each new policy will be for one-half of the Face Amount of your original policy and any supplementary benefit amounts in force when you exercise the option. The new policy must conform to our rules for minimum face amount;

(d)	the new policy will take effect on the date the original policy terminates, and will not provide any insurance until such time;

(e)	the new policy will have a current Policy Date;

(f)	we will base the premiums for each new policy on the attained age and risk class of each of the Lives Insured at the time of the policy split;

(g)	the new policy will be subject to any applicable surrender charges under the new policy.

Suicide and Validity. The Suicide and Validity provisions will start anew as described in the new policy.

Benefit Cost. The cost of the benefit is one of the Monthly Deductions under your policy. The annual cost is $0.75 per $1000 of the total current Face Amount of insurance, excluding any Four Year Term Insurance amount.

Termination. This benefit terminates on the earliest of:

(a)	the death of one of the Lives Insured under your policy;

(b)	the date we receive your Written Request to split your policy;

(c)	the date you surrender your policy for cash; or

(d)	the date we receive your Written Request for cancellation of this benefit.

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

President